Exhibit 99.1

For immediate release

Investor contact: Colleen Mettler 314-553-2197 Media contact: Charlotte Boyd 952-994-8607

Emerson to Sell InSinkErator Business to Whirlpool Corporation

ST. LOUIS (Aug. 8, 2022) – Emerson (NYSE: EMR) today announced an agreement to sell its InSinkErator® business to Whirlpool Corporation (NYSE: WHR) for $3.0 billion. InSinkErator’s trailing twelve-month revenue, as of March 31, 2022, was $595 million, pretax earnings were $148 million and EBITDA* was $166 million, representing a transaction value of 18.1x EBITDA.

The sale of InSinkErator represents a meaningful step in Emerson’s continued commitment to creating a higher growth, more diversified and cohesive portfolio.

InSinkErator, the world’s largest manufacturer of food waste disposers and instant hot water dispensers for home and commercial use, was founded in 1938 and acquired by Emerson in 1968. Whirlpool Corporation, a leader in the home appliance industry, is well positioned to build on InSinkErator’s strong legacy and performance for long-term growth and success.

The transaction is expected to close in Emerson’s 2023 fiscal year, subject to regulatory approvals and other customary closing conditions. Emerson will work closely with Whirlpool Corporation to help ensure a smooth transition for customers and InSinkErator’s nearly 1,400 employees.

Emerson engaged Goldman Sachs as its financial adviser and Davis Polk & Wardwell LLP as legal counsel for the transaction.

About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and software company providing innovative solutions for customers in industrial, commercial and residential markets. A leader in industrial automation, Emerson helps process, hybrid and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals through its Automation Solutions and AspenTech businesses. Emerson’s Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency and create sustainable infrastructure. For more information, visit Emerson.com.

About Whirlpool Corporation

Whirlpool Corporation (NYSE: WHR) is committed to being the best global kitchen and laundry company, in constant pursuit of improving life at home. In an increasingly digital world, the company is driving purposeful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and Yummly. In 2021, the company reported approximately $22 billion in annual sales, 69,000 employees and 54 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company’s ability to successfully complete on the terms and conditions contemplated, and the financial impact of, the proposed sale of its InSinkErator food waste disposal business, the financial impact of the AspenTech acquisition, the scope, duration and ultimate impact of the COVID-19 pandemic and the Russia-Ukraine conflict, as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, inflation, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

*EBITDA of $166 million was adjusted by the following: $15 million of depreciation expense and $3 million of amortization expense to arrive at pretax earnings of $148 million.

# # #